5th July 2013

John D. Nichols
[Address]

Dear Jay:

RE:    International Assignment

This letter agreement confirms the terms and conditions that are being presented to you in consideration of your international assignment to Zurich (“Host Country”).

During the term of this assignment, you will be employed by AXIS U.S. Specialty Services, Inc. (“Company”) and seconded to AXIS Re Europe (Zurich Branch) in Zurich and will continue to serve in the capacity of CEO Reinsurance.

Except as amended by this letter, your compensation will continue to be governed by the terms of the employment agreement between you and the Company dated February 6, 2012 as may be amended from time to time (the “Employment Agreement”).

Term of Assignment
This assignment is subject to medical clearances, immigration entry documents and employment visa, and your acceptance of the terms and conditions outlined in this letter. The initial effective date of your assignment will be in August, 2013 (final date to be determined based on work permit approval) or upon receipt of all appropriate immigration documents and your arrival in Host Country, if later. Your point of origin has been designated as the United States. (“Home Country”).

Your assignment is expected to last 2 years. The terms and conditions in this letter will be in effect only for the period of your secondment to AXIS Re Europe (Zurich Branch) in the capacity of CEO Reinsurance.

Employee Benefit Plans
You will remain on all other Home Country benefits and retirement plans. Such benefits may be changed from time to time by the Company at its sole discretion. Your participation in these benefits is subject to the eligibility rules, benefit levels and contribution amounts that apply to all employees of the Company at any time.

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Housing and Utilities Allowance
During the term of the assignment, the Company will pay you a monthly housing and utilities allowance of $25,000 USD, provided, however, the Company shall have no other obligations to you relating to any of your housing expenses. This allowance is based on suitable housing costs in the Host Country (based on your salary level and family size), relative to housing costs in the Home Country. You will be responsible for payment of any deposit required for your housing in the Host Country.

Your housing and utilities allowance will begin once you are in your semi-permanent accommodations in the Host Country and will stop upon the earlier of (1) termination of this assignment or (2) termination of your employment.

Should you purchase a home in the Host Country during the term of this agreement, the Company will not provide you with financial assistance of any kind and you will be soley responsible for any adverse income tax affect which results from either the purchase or sale of a home in the Host Country.
Payroll Delivery
You will continue to be paid out of the U.S. Payroll on a biweekly basis with biweekly direct deposit into your U.S. bank account. You should instruct your bank as to the amount that should be transferred to your Host Country account.

Work Schedule
You agree that you will observe the work schedule in effect at your place of assignment.

Visas/Medical Examinations/Work Permits
The Company will assist you in obtaining the proper documentation (visas/work permit for yourself) for your assignment.

Annual Home Leave
You will be entitled to reimbursement of business-class airfare for two (2) home leave trips every twelve (12) months for your spouse and your daughter provided that you have been on assignment for at least four (4) months and have at least four (4) months remaining in the assignment. You are encouraged to take these trips in conjunction with a business trip where possible. Unused home leave benefit can not be carried over or cashed out. Reimbursements are limited to the lowest available direct routes in business class.

Relocation

Shipping of Goods:
The Company will pay for the cost of packing, shipping and insuring your personal and household effects. The Company will also pay for services to unpack ordinary household goods at the new location.

The maximum surface shipment shipped at the Company’s expense should not exceed one 20-foot container. Large appliances, automobiles, boats, precious jewelry, antiques, or the like will not be shipped at Company expense.

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You will also be allowed up to 250 lbs. air shipment at the Company’s expense.

Home Finding:
The Company will reimburse you for the costs incurred related to home finding services.

Temporary Living Expenses:
Based on your personal circumstances, temporary accommodations may be required for up to one week prior to departure and for up to 90 days after arriving at the new location. The Company will reimburse you the cost of these accommodations as necessary.

When you complete your assignment and you return to the United States, the Company will provide the same shipment benefits for your return.

Termination While On Foreign Service Assignment
If you voluntarily terminate employment with the Company while on assignment in the Host Country, moving reimbursement will generally not be provided.

If the termination is initiated by the Company and is not for cause or for good reason as defined in your employment agreement, the Company will pay for the cost of returning you and your belongings, with the same shipment and luggage benefits as your move to the Host Country, back to your Home Country. You must return to the Home Country within ninety (90) days of receiving notice or the above costs will not be paid.

General
You understand and agree the differential payments and adjustments described above as well as any other allowance or gratuities provided by the Company to you under this agreement are, at the election of the Company, in substitution for the statutory benefits required under the laws of the Host Country to compensate employees who are not entitled to receive these contractual benefits. Any such benefits you may receive from the host jurisdiction, including but not limited to severance upon termination of the assignment must be remitted to the Company.

This agreement and the benefits outlined are contingent upon your being authorized to work and reside in the Host Country. If you lose your authorization to work in the Host Country at any time and for any reason during the term of this agreement, the Company may, at its sole discretion, consider all, or any portion of this agreement void. In such event, and provided that the authorization is not terminated for commission of a dishonest or wrongful act involving fraud, misrepresentation or moral turpitude, conviction of a felony or any act which would rise to the level of a felony, the Company will pay for the cost of returning you, and your belongings, with the same shipment and luggage benefits as your move to the Host Country, back to the Home Country.

Agreement
Nothing in this agreement shall be construed as a contractual guarantee of employment.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions.

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Except as set forth in this letter, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

Sincerely,

/s/ Brian W. Goshen
Brian W. Goshen
Chief Administrative Officer
AXIS Specialty U.S. Services, Inc.

Acknowledged and agreed this 8th day of July, 2013

/s/ John D. Nichols
John D. Nichols

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